CONSENT OF INDEPENDENT ACCOUNTANT


Board of Directors
Badger Paper Mills, Inc. and Subsidiary


We have issued our reports dated January 26, 2001, accompanying the consolidated financial statements and schedules incorporated by reference in the Annual Report of Badger Paper Mills, Inc. and Subsidiary on Form 10-K for the years ended December 31, 2000, 1999 and 1998. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Badger Paper Mills, Inc. and Subsidiary on Forms S-8 (File No. 333-01671, effective March 13, 1996 and File No. 333-01673, effective March 13, 1996).


/s/ Grant Thornton LLP


Appleton, Wisconsin
March 15, 2001